SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET MORTGAGE DEFINED OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

IMPORTANT: ACTION REQUIRED REGARDING YOUR INVESTMENT

Dear Stockholder:

We recently sent you materials relating to a special meeting of stockholders of Western Asset Mortgage Defined Opportunity Fund, Inc. (DMO) that will be held on November 22, 2019. At the meeting, there will be a vote on an important proposal that would extend the Fund’s life by eliminating the current March 1, 2022 termination date.

You are receiving this letter because we have not yet received your vote.

The Fund’s Board and Management recommend that you vote FOR the proposal.

Institutional Shareholder Services, Inc., an independent proxy advisory firm, recently recommended that stockholders vote FOR the proposal.

By eliminating the term, you will have continued access to the Fund’s portfolio and the income it generates. Since inception through September 3, 2019, DMO has paid a total of $27.52 per share in distributions.

Voting now helps minimize proxy costs to the Fund, and you won’t continue to receive reminders about this meeting via mail, email or phone call.

Voting is quick and easy. Vote today using one of the following options:

1.	VOTE ONLINE

Log on to the website shown on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the on-screen instructions.

2.	VOTE BY TOUCH-TONE TELEPHONE

Call the toll-free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

3.	VOTE BY MAIL

Complete, sign and date the proxy card and then return it in the enclosed postage paid envelope.

Thank you for your prompt response to this important matter.